Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-283353) on Form S-3 and (No. 333-273287) on Form S-8 of our report dated April 15, 2024, except for Note 2(v) and Note 5, as to which the date is March 24, 2025, with respect to the consolidated financial statements of Bitcoin Depot Inc.

/s/ KPMG LLP

McLean, Virginia
March 24, 2025